EXHIBIT 21.1

SUBSIDIARIES OF MINEBEA CO., LTD.

Name	Jurisdiction of Incorporation or Formation
NMB Sales Co., Ltd.	Japan
DAIICHI PRECISION MOLD CO., LTD.	Japan
NMB-Minebea Thai Ltd.	Thailand
MINEBEA ELECTRONICS & HI-TECH COMPONENTS (SHANGHAI) LTD.	China
MINEBEA (HONG KONG) LIMITED	China
MINEBEA ELECTRONICS MOTOR (ZHUHAI) CO., LTD.	China
MINEBEA ELECTRONICS DEVICES (SUZHOU) LTD.	China
NMB SINGAPORE LIMITED	Singapore
MINEBEA ELECTRONICS MOTOR (MALAYSIA) SDN. BHD.	Malaysia
MINEBEA (CAMBODIA) Co., Ltd.	Cambodia
NMB KOREA CO., LTD.	South Korea
MOATECH CO., LTD.	South Korea
New Hampshire Ball Bearings, Inc.	United States
NMB Technologies Corporation	United States
NMB-MINEBEA UK LTD	United Kingdom
Precision Motors Deutsche Minebea GmbH	Germany
NMB-Minebea-GmbH	Germany
myonic GmbH	Germany
Sartorius Mechatronics T&H GmbH	Germany
Sartorius Mechatronics C&D GmbH & Co. KG	Germany
Sartorius Industrial Scales GmbH & Co. KG	Germany
NMB ITALIA S.R.L.	Italy
NMB Minebea SARL	France

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